EXHIBIT 99.1
REGENT COMMUNICATIONS REPORTS SECOND QUARTER 2009 RESULTS
Cincinnati, OH, August 5, 2009 – Regent Communications, Inc. (NASDAQ: RGCI) announced today financial results for the quarter and six months ended June 30, 2009.
For the second quarter of 2009, net broadcast revenues decreased 14.0% to $22.8 million from $26.5 million during the second quarter of 2008. For the same period, station operating expenses decreased 9.7% to $14.8 million in 2009 compared to $16.4 million in 2008. The Company reported net income of $3.2 million for the quarter, or $0.08 per share, compared with reported net income of $5.7 million, or $0.14 per share, in the same period last year. Results for 2009 and 2008 were impacted by realized and unrealized gains and losses on derivatives.
For the first six months of 2009, net broadcast revenues decreased 13.3% to $41.0 million compared to $47.3 million in 2008. For the same period, station operating expenses decreased 8.1% to $28.7 million in 2009 from $31.2 million in 2008. The Company reported a net loss of $29.3 million for the first six months of 2009, or $0.73 per share, compared with reported net income of $2.7 million, or $0.07 per share, in 2008. Results for 2009 include a pre-tax non-cash impairment charge of $31.8 million related to the Company’s review of its indefinite-lived intangible assets and goodwill.
“Our second quarter results reflect the impact of the prolonged recession and national advertising market downturn, offset in part by our consistent revenue out-performance versus the industry, operating discipline and cost-reduction efforts,” said Bill Stakelin, President and CEO of Regent Communications. “Despite a challenging environment, we continue to make considerable progress in building our audience shares and advancing our digital initiatives. We have maintained strong relationships with our advertising partners and our value proposition has never been stronger. We remain committed to implementing our strategy to strengthen our competitive position while carefully managing our costs. We believe we are well-positioned to benefit as the economy begins to recover.”
Below are the Company’s condensed consolidated statements of operations prepared in accordance with generally accepted accounting principles (“GAAP”) (in thousands, except per share amounts).

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Broadcast revenues, net of agency commissions	$22,766	$26,482	$41,029	$47,315
Station operating expenses	14,806	16,394	28,704	31,235
Corporate general and administrative expenses	2,057	1,916	3,959	3,805
Impairment of indefinite-lived intangible assets	—	—	31,800	—
Depreciation and amortization	974	1,033	1,974	2,045
Loss (gain) on sale of stations	—	33	—	(507)
(Gain) loss on disposal of long-lived assets and other	(97)	15	(79)	36

Operating income (loss)	5,026	7,091	(25,329)	10,701
Interest expense	(2,327)	(2,661)	(4,087)	(6,307)
Realized and unrealized gain (loss) on derivatives, net	430	5,079	107	(596)
Other income, net	81	29	58	17

Income (loss) from continuing operations before income taxes	3,210	9,538	(29,251)	3,815
Income tax expense	(39)	(3,929)	(85)	(1,575)

Income (loss) from continuing operations	3,171	5,609	(29,336)	2,240
Gain on discontinued operations, net of income tax	—	70	—	429

Net income (loss)	$3,171	$5,679	($29,336)	$2,669

Basic and fully diluted net income (loss) per common share (1)	$0.08	$0.14	($0.73)	$0.07

(1)	The retroactive application required under FSP EITF 03-6-1 resulted in a decrease in basic and fully diluted earnings per share by $0.01 per share, as compared to the previously reported earnings per share calculation used and disclosed for the three months ended June 30 2008.
Non-GAAP Financial Measures
Regent utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. The non-GAAP performance and liquidity measures presented in this release are station operating income, same station net broadcast revenue, adjusted same station net broadcast revenue, same station operating income, and free cash flow. Regent’s management believes these non-GAAP measures provide useful information to investors, as discussed in more detail below, regarding Regent’s financial condition and results of operations and liquidity; however, these measures should not be considered as an alternative to net broadcast revenue, operating income (loss), net income (loss), or cash provided by operating activities as an indicator of Regent’s performance or liquidity.

Station operating income
Second quarter 2009 station operating income decreased 21.1% to approximately $8.0 million from $10.1 million in the same period in 2008. For the six months ended June 30, 2009, station operating income decreased 23.4% to $12.3 million from $16.1 million reported for the same period in 2008.
The Company believes that station operating income is a performance measure that helps investors better understand the financial health of our radio stations. Further, Regent and other media companies have traditionally been measured by analysts and other investors on their ability to generate station operating income. The following table reconciles operating income (loss), which the Company believes is the most directly comparable GAAP financial measure, to station operating income (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Station operating income	2009	2008	2009	2008
Operating income (loss)	$5,026	$7,091	($25,329)	$10,701

Plus:
Depreciation and amortization	974	1,033	1,974	2,045
Loss on disposal of long-lived assets and other	—	15	—	36
Loss on sale of stations	—	33	—	—
Impairment of indefinite-lived intangibles and goodwill	—	—	31,800	—
Corporate general and administrative expenses	2,057	1,916	3,959	3,805
Less:
Gain on disposal of long-lived assets and other	97	—	79	—
Gain on sale of stations	—	—	—	507

Station operating income	$7,960	$10,088	$12,325	$16,080

Same station results
On a same station basis, which includes results from stations owned and operated in continuing operations during the entire second quarter for both the 2009 and 2008 periods and excludes barter, net broadcast revenue for the second quarter of 2009 decreased 14.8% to $21.8 million from $25.6 million in the second quarter of 2008. Same station operating income decreased 21.2% to $8.0 million in the second quarter of 2009 compared to $10.2 million in the second quarter of 2008.
The Company believes that a same station presentation is important to investors as it provides a measure of performance of radio stations that were owned and operated by Regent in the second quarter of 2008 as well as the current quarter, and eliminates the effect of acquisitions and dispositions on comparability. Additionally, the Company has excluded barter in this comparison as barter customarily results in volatility between quarters, although differences over the full year are not material. The following tables reconcile net broadcast revenue and operating income (loss) to same station net broadcast revenue and same station operating income (in thousands).

	Three Months Ended
	June 30,
Same Station Net Broadcast Revenue	2009	2008

Net broadcast revenue	$22,766	$26,482

Less:
Net results of stations not included in same station category	—	—
Barter transactions	987	919

Same station net broadcast revenue	$21,779	$25,563

	Three Months Ended
	June 30,
Same Station Operating Income	2009	2008

Operating income	$5,026	$7,091

Plus:
Depreciation and amortization	974	1,033
Loss on disposal of long-lived assets and other	—	15
Loss on sale of stations	—	33
Corporate general and administrative expenses	2,057	1,916

Less:
Gain on disposal of long-lived assets and other	97	—

Station operating income	7,960	10,088

Adjustments:
Net results of stations not included in same station category	—	—
Barter transactions	43	71

Same station operating income	$8,003	$10,159

Free cash flow
Free cash flow is defined as net income plus depreciation, amortization, and other non-cash expenses, less maintenance capital expenditures and net gains on the sale of stations and disposal of long-lived assets. Free cash flow decreased 55.1% to $2.2 million in the second quarter of 2009, from approximately $5.0 million in the second quarter of 2008. For the six months ended June 30, 2009, free cash flow decreased 71.9% to $1.5 million from $5.4 million in 2008.
The Company believes that free cash flow is a liquidity measure that helps investors evaluate the ability of the Company to generate excess cash flow for investing and financing uses. The following table displays how the Company calculates free cash flow (in thousands).

	Three Months Ended		Six months ended
	June 30,		June 30,
Free Cash Flow	2009	2008	2009	2008

Net income (loss)	$3,171	$5,679	($29,336)	$2,669

Add:
Depreciation and amortization (1)	974	1,033	1,974	2,045
Impairment of indefinite-lived intangibles and goodwill	—	—	31,800	—
Non-cash interest expense	117	188	233	318
Non-cash tax expense (2)	—	3,772	—	1,746
Non-cash loss on sale of radio stations	—	38	—	—
Other items, net (3)	211	372	277	618

Less:
Non-cash unrealized gain on derivatives	1,847	5,920	2,791	236
Gain on disposal of long-lived assets and other	116	—	116	—
Non-cash gain on sale of radio stations	—	—	—	1,155
Maintenance capital expenditures	281	191	530	561
Digital upgrade capital expenditures	—	9	—	69

Free cash flow	$2,229	$4,962	$1,511	$5,375

(1)	Includes depreciation and amortization reclassified to discontinued operations

(2)	Includes taxes reclassified to discontinued operations

(3)	Includes: non-cash compensation; barter; and loss on the disposal of long-lived assets
The most directly comparable GAAP measure to free cash flow is net cash provided by operating activities. The following table reconciles net cash provided by operating activities to free cash flow (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Free Cash Flow	2009	2008	2009	2008

Net cash provided by operating activities	$362	$3,085	$3,208	$5,376

Less:
Bad debt expense	201	150	365	306

Plus:
Changes in operating assets and liabilities	2,349	2,227	(802)	935

Less:
Maintenance capital expenditures	281	191	530	561
Digital upgrade capital expenditures	—	9	—	69

Free cash flow	$2,229	$4,962	$1,511	$5,375

Selected Data
As of June 30, 2009, outstanding credit facility debt was approximately $189.2 million and cash was approximately $8.0 million. Total capital expenditures in the second quarter ended June 30, 2009 were approximately $0.3 million.
Teleconference
The Company will host a teleconference to discuss its second quarter results on Wednesday, August 5, at 9:00 a.m. Eastern Time. To access the teleconference, please dial 973-935-8767 ten minutes prior to the start time and reference passcode 19137344. The teleconference will also be available via live webcast on the Company’s website, located at www.regentcomm.com under Investor Relations. If you cannot listen to the teleconference during its scheduled time, there will be a replay available through Wednesday, August 12, 2009, which can be accessed by dialing 800-642-1687 (U.S.) or 706-645-9291 (Int’l), passcode 19137344. The webcast will also be archived on the Company’s Web site for 30 days.
Regent Communications is a radio broadcasting company focused on acquiring, developing and operating radio stations in mid-sized markets. Regent owns and operates 62 stations located in 13 markets. Regent Communications, Inc. shares are traded on the Nasdaq under the symbol “RGCI.”
This press release includes certain forward-looking statements with respect to Regent Communications, Inc. for which it claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties and include statements preceded by, followed by or that include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project” and other similar expressions. Although Regent believes expectations reflected in these forward-looking statements are based on reasonable assumptions, such statements are influenced by financial position, business strategy, budgets, projected costs, and plans and objectives of management for future operations. Actual results and developments may differ materially from those conveyed in the forward-looking statements based on various factors including, but not limited to: changes in economic, business and market conditions affecting the radio broadcast industry, the markets in which we operate, and nationally; increased competition for attractive radio properties and advertising dollars; increased competition from emerging technologies; fluctuations in the cost of operating radio properties; the Company’s ability to manage growth; the Company’s ability to effectively integrate its acquisitions; potential costs relating to stockholder demands; changes in the regulatory climate affecting radio broadcast companies; cancellations, disruptions or postponement of advertising schedules in response to natural or world events; and the Company’s ability to regain and maintain compliance with the terms of its credit facilities or to refinance or restructure such obligations. Further information on other factors that could affect the financial results of Regent Communications, Inc. is included in Regent’s filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission’s website at http://www.sec.gov and/or from Regent Communications, Inc.

Contact:
Tony Vasconcellos	Chris Plunkett
Executive Vice President and Chief Financial Officer	Brainerd Communicators, Inc.
Regent Communications, Inc.	212-986-6667
859-292-0030